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                                                            Exhibit 99.b.5.a.iii

                       Supplemental Terms and Conditions
                                       of
                          Management Agreement between
                           American AAdvantage Funds
                                      and

                         AMR Investment Services, Inc.
               with respect to the American AAdvantage Balanced,
                  Growth and Income, International Equity and
                           Limited-Term Income Funds

         The following terms and conditions hereby are incorporated into the Management Agreement (the "Agreement") dated April 3, 1987 between American AAdvantage Funds (the "Trust") and AMR Investment Services, Inc. (the "Manager") with respect to the American AAdvantage Balanced Fund, the American AAdvantage Growth and Income Fund, the American AAdvantage International Equity Fund, the American AAdvantage Limited-Term Income Fund and such other portfolios of the Trust as the Trust and the Manager may hereafter agree upon (collectively, the "Funds"). To the extent that there is any conflict between the terms of the Agreement and these Supplemental Terms and Conditions ("Supplement"), this Supplement shall govern.

         1. The Trust and the Manager hereby acknowledge that the Manager will henceforth provide administrative services to the Trust, with respect to the Funds, pursuant to a separate Administrative Services Agreement dated August 1, 1994, between the Trust and the Manager (the "Administrative Services Agreement"). These administrative services shall include all services currently provided by the Manager to the Trust other than those specified in Paragraphs 2(B) and 3 of the Management Agreement.

         2. Paragraph 6 of the Management Agreement is hereby amended to read, with respect to the Funds, in its entirety, as follows:

                 6. Compensation of the Manager. In consideration of the Manager's services as specified in this Agreement, the Manager shall receive a fee as specified in the Schedule(s) attached hereto. This fee constitutes the Manager's compensation solely with respect to the investment advisory and portfolio allocation services performed pursuant to Paragraphs 2(B) and 3 of this Agreement. In addition, the Trust agrees to pay the Manager a fee pursuant to the Administrative Services Agreement. The Trust and the Manager each acknowledge that this fee represents the Manager's compensation for all services performed under this Agreement other than the investment advisory and portfolio allocation services specified in Paragraphs 2(B) and 3.

         3. Notice is hereby given that the Management Agreement and this Supplement are executed on behalf of the Trustees of the Trust and not individually and that the obligations of the Agreement and Supplement are not binding upon any of the Trustees, officers, or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund to which the Agreement and this Supplement relate.

Dated: August 1, 1994

                                         AMR INVESTMENT SERVICES, INC.

                                         By: /s/ W.F. Quinn
                                            -------------------------------
                                         Title: President


                                         AMERICAN AADVANTAGE FUNDS

                                         By: /s/ Nancy Eckl
                                            -------------------------------
                                         Title: Vice President, Treasurer and
                                                Assistant Secretary